EXHIBIT 4.16

NO.1 LEASE CONTRACT N.1 SUBSCRIBED BETWEEN THE AUTONOMOUS MUNICIPAL GOVERNMENT OF UYUNI AND THE METALLURGICAL PLANT ANTAY PACHA S.A.

MR. GOVERNMENT NOTARY,

In the PUBLIC DOCUMENT REGISTRATION OFFICE, please insert a signed lease contract between the Autonomous Municipal Government of Uyuni and the Metallurgical Plant Antay Pacha S.A., authorized by the Municipal Council of Uyuni by the resolution 132/15 dated May 15th with the content of the following clauses:

FIRST. - (Parties) - parties of the present contract:

1.1

Legally represented by Mr. Froilán Condori Ancasi with legal age and Bolivian nationality, whose identification card number is XXXXXXX. As the MUNICIPAL MAYOR OF UYUNI, duly named by the Judge of Liquidation Mixed Party and Judgment of the city of Uyuni and recognized by credential issued the Departmental Electoral Tribunal on May 30th, 2010, which is used for the purposes of this agreement, and is called indistinctly as the OWNER.

1.2

METALLURGICAL PLANT ANTAY PACHA S.A., a company legally incorporated in the Plurinational State of Bolivia, represented by Ms. Karla Isabel Jiménez Gonzales, who with legal age and Bolivian Identification Card No. XXXXXXXX, according to the General Power of Representation and Administration No.151/ 2014 conferred on February 20, 2014 before the Third Public Notary Office by Dr. Patricia Rivera Sempértegui, that is used for the purposes of this agreement, and is called as the LESSEE.

SECOND. - (BACKGROUND, OWNER’S RIGHT, OBJECT) –

2.1

The OWNER, Autonomous Municipal Government of Uyuni, legally represented by the Municipal Mayor, declares to be legitimately the OWNER and current possessor of two buildings, lots of land - The first was registered in the Royal Right Registration Office under the registration No.5.12.1.01.0002947, Document 14475, file 16977 dated January 26, 2015. And the Second was registered in the Royal Right Registration Office under the registration No.5.12.1.01.0002948, Document 14474, file 16976, dated January 26, 2015.

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2.2

Two pieces of land of Institutional Domain were considered to give them as a utility and in this way generate economic resources for the Municipal Government, for such reason and in compliance with the established in the D.S. No. 181 Basic requirements for the Administration of Goods and Services. The invitation to all interested parties has been launched and after an analysis of the proposal submitted it is convenient to announce that the successful bidder is Metallurgical Plant Antay Pacha S.A.

THIRD. - (OBJECT) - At present, the OWNER, the Autonomous Municipal Government of Uyuni, grants as a LEASE of two pieces of land. The first one and the second one are respectively located at:

1.	In the street Octavio Rubin de Celis Esquina Daniel Campos, Industrial Park, with an area of 10,000.00 meters and other characteristics mentioned above; and

2.	In the street Octavio Rubin de Celis and Calle Dominga Vda de Claros, Industrial Park，with an area of 30,000.00 from one side to another side by 300.00 mts.

The land of the contract is granted in favor of the LESSEE, with the purpose of being used for the construction, and the start-up of a modern metallurgical plant for the production of the electro-copper, which will be called 'Uyuni'.

FOURTH A. - (VALIDITY, FEE, WARRANTY and PAYMENT MODE) - By mutual agreement between the parties, the following terms is agreed and defined.

4.1

VALIDITY. The period of validity of this lease shall be twelve (12) years. The contract will come into force starting from the signing of this document, and the rent will be paid until the last day of expiry of the contract.

This contract may only be extended by the prior express written consent of the parties through an addendum. In the absence of written manifestation of the parties, the automatic expiration of this instrument will be declared.

4.2

Rent and the cost. Likewise, it is agreed that the fee or monthly rent to be paid by the LESSEE shall be Bs. 16,400.00 (BOB SIXTEEN THOUSAND FOUR HUNDRED ONLY), and this amount should be punctually paid in national currency in advance 5(five) days before the expiration of each month. In the first month, the LESSEE should pay the advance payment of Bs.16, 400.00 (BOB SIXTEEN THOUSAND FOUR HUNDRED ONLY). By this way this rent should be paid continuously in every month.

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4.3

SECURITY DEPOSIT The LESSEE should pay the deposit of the sum of US$ 5,000 (FIVE THOUSAND US DOLLARS) in favor of the OWNER, and the deposit will be maintained until the termination of the contract. This amount constitutes the guarantee of the contract performance and property conservation, and will be returned to the LESSEE upon the expiration of the contract and when the LESSEE has paid all the rent payments and the condition of the property is satisfied to the OWNER after the verification. This guarantee cannot be taken as payment on account for any month rent, unless the parties have reached further agreement. In compliance with the contract, the OWNER agrees to return the deposit to the LESSEE, without the need for any judicial or extrajudicial injunction.

FOURTH B - (LAND USE) - The LESSEE declares that according to the work plan presented to the OWNER, the land will be used for the construction and start-up of a modern metallurgical plant for the production of the electro-copper, which will be called 'Uyuni'. In addition, some of the building will be used for offices, parking, and the residence house for the technical and administrative staff of the plant.

Consequently, the LESSEE may not use the land for other purpose, nor sublet or dispose entities in whole or part of the land to third parties by entities totally or partially, or else the contract will be terminated. The LESSEE, as owner of the equipment, machinery and investments made, will have the legal right to withdraw and make free use of all its equipment, machinery and investments in accordance with the Property Right stipulated in the Political Constitution of the State, Civil code and State laws. The withdrawal and disposition of the goods of their property will be in its charge.

FIFTH A- (OBLIGATIONS OF THE PARTIES) -

Both parties are obligated to comply with the following points.

Obligations of the OWNER:

5.1	Guarantee that it will not lease, sublet, or dispose entities in whole or part the land to third parties or object of this contract.

5.2	Facilitate and expedite the procedures required by the LESSEE to the GAMU.

5.3	Ensure the compliance with the contract in all and every clause.

5.4	Request the semi-annual reports on the progress of the works and on the measures regarding the environmental protection.

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Obligations of LESSEE:

5.5	Ensure the construction, implementation, operation and marketing of copper cathodes in the lands of the OWNER within the established coordinates.

5.6	Generate the sources of decent employment, prioritizing and guaranteeing the employment of the inhabitants of the Municipality of Uyuni which meet the needs of the project.

The LESSEE can hire highly qualified technical personnel without restriction.

5.7	Comply with the Environmental Law in force in our Country and with the policies of preservation of the environment.

5.8	Finish the payment of the tax obligations according to the law.

5.9	Comply with each and all the clauses established in this contract.

5.10	Provide reports that are requested in accordance with the stipulated clauses.

FIFTH B. - (RESOLUTION CLAUSE) - The failure to comply with any of the clauses of the present contract, as well as failure to pay the rental fee pre-determined for two consecutive months, will result in the termination of the contract, after notary notification to the LESSEE, except in cases of force majeure (such as floods, storms, snow, etc.), invasions, revolutions, social unrest, government decisions, general strikes, epidemics, etc.

In case of any cause of force majeure and if this prevents the LESSEE from complying with its contractual obligations, it must duly inform the OWNER of said cause of force majeure without any delay. In case that the execution of the corresponding contract is definitely impossible or must be postponed for a period of more than three (3) months from the date of notification of the cause of force majeure, that contract may be terminated by either PARTY by written document, and communicated fifteen (15) days in advance.

SIXTH - (PAYMENT OF CONSUMPTION OF LIGHT AND WATER) - The consumption of the electric light service will be in charge of the LESSEE from the day of its entrance in monthly mode and until the conclusion of the rent, in an integral and independent form.

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SEVENTH - (ACCEPTANCE AND LEGAL VALIDITY OF THE DOCUMENT) - The Signatories: Froilán Condori Ancasi in legal representation of the Autonomous Municipal Government of Uyuni, is party A and considered as the OWNER, and Ms. Karla Isabel Jimenez Gonzales in legal representation of the LESSEE, given their acceptance to all and each one of the preceding clauses, grant to this document all the value of legal order. The document is not to be sent to a public office and will have its effects as private documents, except for recognition of signatures and headings before the competent authority. You, Mr. Notary, will add the other clauses of applicable style and rigor.

Uyuni, May 21, 2015.

SIGNATURES

Autonomous Municipal Government of Uyuni

By:	/s/ Froilán Condori Ancasi
Froilán Condori Ancasi City Mayor

Planta Metalurgica Antay Pacha S.A.

By:	/s/ Karla Isabel Jimenez Gonzales
Karla Isabel Jimenez Gonzales Legal Representative

Attorney.

By:	/s/ Aracely Negrete
Aracely Negrete Legal Advisor

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